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                                                                    EXHIBIT 99.1

                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 1



                                      Z-TEL

                             MODERATOR: SARAH BIALK
                                   MAY 8, 2003
                                  9:00 A.M. CT



Operator: Good day and welcome to the Z-Tel first quarter 2003 earnings results conference call.

         Today's call is being recorded.

         At this time for opening remarks and introductions, I would like to turn the call over to the Director of Investor Relations, Ms. Sarah Bialk. Please go ahead.

Sarah Bialk: Thank you. I'd like to welcome everyone to Z-Tel's first quarter
         2003 earnings conference call today. You may also access this call on the Internet at www.ztell.com, streetevents.com or companyboardroom.com.

         Please note that the content of this Webcast contains time sensitive information that is accurate only as of the date of the live broadcast, May 8, 2003. The on-line replay will be available shortly after the conclusion of the call and you may also view a copy of today's press release at our Web site, ztel.com.

         To the extent any non-GAAP or generally accepted accounting principals financial measure is discussed in today's call, you may also find a reconciliation of that measure to the most directly comparable financial measure calculated according to GAAP on our Web site by following the learn link to investor relations selecting in the news and clicking on today's news release.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 2

         Joining me this morning are Gregg Smith, President, CEO and Chairman of Z-Tel, Trey Davis, Chief Financial Officer, (Andrew Grange), Chief Legal Officer, and (Frank Grillo), Senior Vice President of Business Services. Statements made during this call, other than those related to the historical information, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

         Without limiting the foregoing, discussions of the forecast as permits targets, plans, beliefs, expectations and the like are intended to be forward-looking statements. These forward-looking statements, which are based on management's current beliefs and assumptions and current information known to management, involve known and unknown risks and uncertainties and other factors that may cause actual results, performance or achievements to differ materially from those predicted.

         Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements are contained in the detailed press release we issued today as well as the 2002 annual report, Form 10-K dated March 30, 2003 and filed with the Securities and Exchange Commission, including, but not limited to, the section of that document titled, Risks Related to Our Financial Condition and Our Business.

         Z-Tel is of course under no duty and undertakes no obligation to update any forward-looking statements made in this call. I'd like to remind our listeners that we will be available after the call for questions.

         With that, I will turn the call over to Trey Davis, our Chief Financial Officer.

Trey Davis: Thanks Sarah. For the first time in many quarters, I'm pleased to announce that our company grew it's lines in service and it's revenues appreciably during the first quarter. Z-Tel


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 3

         began 2003 with just over 200,000 active retail lines in service and on March 31st, we had better than 240,000 active retail lines in service.

         Additionally, during the quarter Sprint was added as a wholesale services client and with respect to liquidity, we reported an increased cash balance for the third consecutive quarter at March 31, with cash on hand standing at about $17 million. This first quarter of 2003 was a very successful quarter for our company and on behalf of management, I'd like to thank all of the Z-Tel constituents for their efforts and support.

         Turning to our specific financial results, during the first quarter of 2003, Z-Tel reported total revenue of $60.3 million. This was composed of about $47.3 million of retail revenue and $13 million of wholesale services revenue. Of the first quarter, wholesales services revenue, MCI accounted for just about 85 percent of the total and Sprint accounted for the majority of the balance.

         On the retail side of our business, during the first quarter, average monthly revenue per average (MEP) retail line in service totaled about $66. The company's retail gross margin was about 53 and a half percent of revenue during the first quarter. This excludes the company's wholesale business unit and equates a retail gross profit of about $25.3 million for the 90-day period.

         With respect to the (Uni-P) standalone portion of our business, the company reported a gross profit of about $23.1 million during the quarter or about $34 per average (Uni-P) line per month. During the first quarter, the company reported about $29.2 million of cash operating expense, that term being defined as total cash operating expense excluding network related expense and bad debt expense.

         This level of cash spending was within the range that we have been operating at for the past year and a half despite a significant increase in sales and marketing expenses during the quarter.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 4

         Sales and marketing expense was up substantially during the period due to our increased investment in advertising and promotional activities and in addition to the increased up front commission expenses that resulted from the significant line growth that we achieved during the quarter.

         During quarter, our average of gross sales acquisition cost for a retail (Uni-P) line in service which is in excess of $60. During the first quarter, we reported about $2.2 million in bad debt expense. This represents just under five percent of retail revenue. Obviously, this was a relatively low figure when compared to our experience over the past several years.

         And our improvement in this area was due to the continued diligence with which we are collecting from our retail accounts and also is partially due to the catch-up of some access payments that were due from a large carrier. During the first quarter then, we reported EBITDA of about $2.7 million. This represented our (fourth) consecutive quarter of generating a positive operating profit.

         The company reported total capital expenditures of about $3.1 million during the first quarter. Of this figure, about $800,000 represented capital ((inaudible)) expenses relating to software development activities, while the balance represented expenditures on hard assets. As of March 31, cash on hand was just over $17 million and within the 90-day period, our cash balance was relatively stable as we managed the increased expenses that were a consequence of our line growth.

         Turning to the future, with regard to the next quarter or two, we see continued retail line growth coupled with an increased contribution from Sprint on the wholesale side of our business, driving increased total revenue growth. Our retail model remains very healthy and economically viable and Sprint is now showing signs of increasing their activity levels on the wholesale front.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 5

         For the full year, we are still comfortable with the full year guidance of $300 million in total revenue that we provided last quarter, with retail revenue still accounting for the majority of our total revenue strength. We also would like to reaffirm our (Mini-P) retail line account guidance of at least 300,000 lines by year end.

         The level of cash spending that we will actually incur over the coming months will mostly depend on the rate of retail line growth that we elect to pursue. Cash spending on sales and marketing efforts are the largest discretionary variable within our business and largely dictate how much we deviate from our normal monthly level of cash spending of about nine to nine and a half million dollars.

         We do not, however, currently envision our cash spending levels increasing very substantially from the level that we reported during the first quarter. The revenue growth that we are planning for coupled with the cash spending levels that we expect to incur, should still put the company in a position to generate at least $15 million of EBITDA the full year.

         Depending on the success of our wholesale partners, both existing and any future partners that we may have, it is conceivable that our actual EBITDA generation for the year may be materially different from our $15 million full year target. Short term, we believe that our second quarter will largely resemble that of the first quarter.

         Longer term, we expect our increased retail line count and the wholesale activity level from our non-MCI partners to make the back half of the year very profitable from an operating perspective. Specifically, we expect to be in a position to report a fourth quarter run rate of as much as 30 to $35 million of positive EBITDA and should we achieve this operating target, the company may well be in a position to report positive net income by year end.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 6

         With respect to liquidity and cash positions, we continue to expect that we will report a relatively stable cash position over the balance of the year. Despite growing lines of 20 percent during the first quarter, and incurring all the initial expenses that are related to that type of growth, we were able to hold cash stable and actually increase the balance from December 31.

         For the first time in a long time we are now successfully executing leasing arrangements for the hard assets that we are purchasing and we are getting more interest each day from other potential vending partners. Our trade payables are in good condition and our nominal amount of term date continues to amortize according to schedule. We believe that our cash position will remain in the $15 million range plus or minus a couple of million dollars over the balance of the year.

         In closing my prepared remarks this morning, I would like to once again thank Z-Tel's constituents for a solid successful quarter and say to the public that the Z-Tel family is very excited about our prospects over the balance of 2003.

         Now I'd like to turn this morning's call over to our President and Chief Executive Officer, Gregg Smith.

Gregg Smith: Thanks Trey. I thought I'd make a couple of comments about the first and second quarter and then review our position and prospects for the remainder of 2003. ((inaudible)) the first quarter of the 20 percent quarter over quarter growth in line, a pickup of $500,000 in EBITDA and a $3 million pickup in revenue despite a substantial run off in MCI fee income and even improved our overall cash position.

         That's a pretty strong accomplishment when one considers too that our Sprint relationship was ((inaudible)) in the first quarter and contributed very little to our revenues and EBITDA performance. Of course, the action of the SEC dominated much of the first half of the quarter and


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 7

         any uncertainty as to Sprint's management team occupied much of March. It's nice to have both of these events behind us as we enter the remainder of the year.

         As Trey noted, the second quarter from a top line and bottom line viewpoint only, will look pretty similar to first quarter, but that view dramatically understates the underlying momentum going on here at Z-Tel. MCI will leave us almost in the entirety of this quarter and without any other improvements in our operations, this would have resulted in a drop in the revenue in EBITDA of over three million in Q2 when compared to Q1.

         The improvements that we expect to virtually cover the shortfall include higher line counts in residential and business lines and for Sprint to grow substantially compared to their low Q1 figures. I should note that Sprint still has not officially rolled out detailed base services systems wide and the plan for doing so has yet to be announced by them, so it's clear that this relationship has a lot of upside potential for Z-Tel during the rest of 2003 and thereafter.

         The numbers for Q2 are a lot less important for Z-Tel in what is going on for setting the stage for the next several quarters' performance. Our announcement yesterday informing the Z-Tel business unit is just one example of the tremendous number of important issues that we are undertaking right now. It's the most exciting time we've had here at Z-Tel in some time and I want to just quickly cover a few of the more important aspects.

         First, if you consider what we're doing (next) to our overall cost structure below the lines and we're talking about sales, general and
         (GNA) costs, it essentially remains constant. So increased profitability is going to be driven from higher line count and retail business and wholesale markets. Second, our customer quality is improving dramatically. Now it's fully one-third of our active customers in the top tier credits force.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 8

         This is a big change from a year ago, and bodes well for the attractiveness of our service for higher end users. Third, we'll introduce shortly a whole series of new products for business and residential use and dramatically enhance our personal voice assistance technology with what we call Sponsored Address Books.

         This allows sharing of family address books, church directories, for example, or kid's sports teams ((inaudible)), and should incur specialized marketing opportunities. (PVA) usage is exceeding internal estimates substantially with over 35 percent of our customers enrolled in (PVA) powered products, having loaded address books and use (PVA) on a consistent basis.

         The SEC ruling in the growth in bundling of the consumer's business strategies are driving our wholesale business opportunities substantially. While we cannot disclose any prospects, we have over six in active discussions currently and I'd be surprised if we don't see some major opportunities become identifiable over the next two quarters to accompany our relationship with Sprint.

         Fifth, our nationwide footprint in business focus is likely to pay some real dividends in the latter part of the year with two formal ((inaudible)) process for major retail chain locations interested in what we call a nationwide (man's) local service contract and the signing of attractive agent agreements with committed production levels for the back part of the year.

         Yesterday, the announcement of a first-rate management team to head up the Z-Tel business services is extremely exciting and validates the opportunities we have in this area.

         Sixth, our technology development is picking up critical speed with upcoming releases including synchronized desktop and (PVA) directory, the introduction of communities and other personal content, auto-call scheduling, and so clearly (it's expanding the lead of detail) and its capabilities and make telephone applications work a lot more like Internet applications.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                          Page 9

         We're also in the process of adding different forms to access like DSL or (T-1s) to the mix, thereby expanding rapidly our market potentials. These can create compelling service packages from a number of large service groups such as realtors or car dealers and the type of vertical application development will soon become as stable here as details.

         Last but not least, our improving in house operations pay dividends for us and lower service costs versus drivers, and more importantly, to attack ((inaudible)) additional customers, both on a retail and wholesale basis, with no increase in costs. It's really, if you step back from the core performance of Z-Tel and you sort of say, where does Z-Tel stand in the telecom market today? Here is what I like about where we are and where we're going.

         Bundling is increasingly important for all carriers and local service is a key (lynch pin) of any offering. Our footprint and proven expertise in supporting these efforts make us attractive partners for almost any communications company other than Verizon or SBC. There's no other place for carriers to come to get really a full package of services that they need to offer, local service in a 47 state footprint.

         Some OSS or operation support system to enhance services that make their services different. Detail is really built for integrated service sets. We are increasingly becoming a management company that includes and thinks it manages its own customer base.

         In a ((inaudible)) management line can range from our own efforts of consumers to corporations that want us to manage on their behalf, local telecom facilities nationwide, (Uni-P) to start and then other forms of access, and of course, our wholesale arrangements with other carriers. If you consider detail on this kind of metric, (UN) lines managed by detail were about 240,000. Q1 ((inaudible)) managed by detail were 290,000 and from here on out, we're likely to accelerate rapidly.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 10

         So ((inaudible)) opportunity here at Z-Tel and our essentially $1 million a month (positive) EBITDA and cash flow in neutral position, what I see in the short run, or run ups in wholesale and in our own lines replacing the loss of MCI voicemail, but by June for increases in every one of these three categories, contributing anywhere from $8 to $40 per line in quarterly free cash flow based on the type of business layered on top.

         So we've built a scalable business model that has two key (lynch pins) of intellectual property not found anywhere else. A back off is capable of integrating a variety of services and presenting a unified service model and user services like our personal voice assistant that are perfect for integrating different forms of communication, and adding value beyond simple bundling with communication service sets.

         Revenue and gross margins obviously vary based on the type of business we're talking about, but the essential idea of managed services is reasonably ((inaudible)) and as we see progress in our business development efforts, and assuming that no real engineering requirements are required up front, one can see why we are so pleased to be in the position we are as we hit the halfway point in the second quarter of 2003.

         With that, I'd like to turn it over to you all for questions.

Operator: Thank you. Ladies and gentlemen, if you would like to ask a question today, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. Once again, that was star one to ask a question. If you are on a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. We'll proceed in the order you signal us and take as many questions as time permits. Once again, that was star one if you would like to ask a question.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 11

         We'll take our first question from Vick Grover of Kaufman Brothers.

Vick Grover: Hey guys. Congratulations on the progress. It looks like there was a deceleration in net ads in the second half of the quarter and if I recall, you had announced 15 percent net ad growth or accumulative install growth by the middle of February. Was there any additional churn or grouping of the subscriber base in the second half of the quarter?

         Just some housekeeping questions, can you give us the long distance subs at the end of the period and long distance churn? And then, break down retail revenues into retail and (caps going)? Thanks.

Trey Davis: All right. I'll try to answer them all Vick. I think the first question, there was some cleanup a little bit, a little bit of cleanup in the last month of the quarter of some accounts, but nothing appreciable. I think it was - we actually did a fairly decent job of adding the subscribers on a fairly normalized basis over the progress of the quarter.

         As far as the (LD) base goes, we averaged about 100,000 lines in service during the quarter, the (LD) base that we have obviously is still not being actively invested in. It's still churning about three, three and a half percent a month and it should be, you know, it's going to continually trip over the balance of the year and we suspect it will probably still be in the neighborhood of 70,000 lines at the end of the year.

         So it's a very slow trip, but profitable cash cow to us, if you will. What was the other question?

Gregg Smith: Cap. What does it average ...

Trey Davis: The cap's billing that we're averaging right now is about a million and a quarter I believe.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 12

Vick Grover: One million for the quarter?

Trey Davis: I'm sorry. Per month.

Vick Grover: Per month, right. One last question. What was your experience on local or bundled services churned? Where has that gone to?

Male: ((inaudible)) is currently in about the five percent of total
         ((inaudible)) range.

Vick Grover: OK. So when you - all right. You're referring to bundled then. All right. Thanks guys. I'll do a follow-up later.

Gregg Smith: OK.

Operator: And once again, ladies and gentlemen, that was star one if you would like to ask a question. We'll take our next question from Brian Luter at Sanders Morris Harris.

Brian Luter: Hi guys. Like to see the improvement steady, slowly but surely. Can you give me some idea of when DSL services will be integrated into the business platform? I guess you announced today that you're going to be bundling that?

Gregg Smith: We naturally have the intention to do so. We're in - getting a hold of DSL is not that critical. We're been working with some - getting a hold of it is, but the contractual - contraction you've got to go through just takes a little time. We're very close to be able to announce something there.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 13

Brian Luter: And once you announce it, how soon could you be integrating it into, you know, your actual business platform? And is that going to be only for the business platform, or business lines rather, business segment?

Gregg Smith: Primarily the consumer - what most of these carriers - the alternative carriers develop how many - about 30 to 45 percent of the consumers can get DSL today whereas, you know, on the business side, you can do a lot better. And on the business side, you don't have to worry as much about the line sharing rules that are coming out and you can use that DSL, put it in a bundle, there's a number as more alliances spread the cost across.

         It's just a - that whole access thing, you know, obviously layers more complexity, but for us in our OSS and all our real time systems, DSL just looks like a - it's not a problem because it's a fixed price product when you add it in your bundles. It's just the producing the additional provisioning and putting it in your price plan.

Brian Luter: For business?

Gregg Smith: Right.

Brian Luter: And would you - what would you estimate the EBITDA per, or activity toward EBITDA on a DSL line?

Gregg Smith: You know, I think where it's more important to look at that (Brian), is like, OK, we're going to sell voice with DSL, so it's a profitability for customers. And what it really does is allow you to go after a customer set that would otherwise not consider doing business with you.

Brian Luter: No. I understand completely. But will it be contributory - I mean, the 15 to 20 that you estimate on an EBITDA basis per month for business line, would it boost that?


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 14

Gregg Smith: Yes, I think it's going to expand. It's more important on line growth. Let's say you make $10 a month on DSL, I mean, that's, you know, 10 or 20 bucks a month. You're not going to make that much on it but on the voice side, you're going to do a lot better on a per line basis.

Brian Luter: Yes, absolutely. If you made 10, I'd be extremely happy on the ...

Gregg Smith: Yes. It's not going to be a whole lot more than that.

Brian Luter: Yes, I mean, but that's kind of a range that you would see?

Gregg Smith: Yes.

Brian Luter: OK. With respect to Sprint and the launch for a nationwide campaign or just kind of how the relationship is going, when do you anticipate them starting to go more from the trial basis to the real deployment basis? And we all know that they have said on their conference calls that they have intentions to, you know, really focus on this.

Gregg Smith: I think - I'm going to let them speak for themselves. I can just tell you from our side, we see progress every day and I don't think - I'm not sure I'd call it a trial.

Brian Luter: OK.

Gregg Smith: I think it's just getting rolled out across Sprint ...

Brian Luter: Yes.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 15

Gregg Smith: ... right now, which it takes them a little bit of time. And I think - if you don't mind me taking your question and expanding it, what you're really seeing right now and while our wholesale activity is pretty explosive, is that the people want to do the wireline wireless bundle. They think that's what's coming, you know, by the end of the year.

         Verizon has a variations program that's coming out, but what you're going to see is anybody who has a wireless footprint that is different than its wireline footprint, which is virtually everybody, they have to do something using (Uni-P). And so we're pretty excited about what that means and, you know, we're seeing a lot of activity as a result.

Brian Luter: So apart from Sprint, and I know they do have intentions to do the wireline wireless bundle and allow customers to utilize (bundles) a minute interchangeably between the two, I mean, you're seeing that as a trend in other wireless carriers?

Gregg Smith: I think you're seeing anybody who's in one bucket or the other has to figure out how to get, you know, to that kind of pricing and service mix.

Brian Luter: So of the six active negotiations or over six active negotiations you have with wholesalers, how many of those are ((inaudible)) cellular customers? I have a cellular ...

Gregg Smith: I can't say.

Brian Luter: OK. As far as MCI, are you saying that it's going away - their business is going away in its entirety Q3, Q2 rather?

Gregg Smith: They were here in April, but it's mostly this is in our mailbox segment. We manage, you know, a certain number of lines for them that hasn't gone up or down appreciably in six months,


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 16

         but the - and they'll eventually move those off. The thing where they had been a contributor to detail over the last, you know, nine months has been on the voice mailbox (sigh of relief).

         For all their customers, they're using us for voicemail. That should be completely gone next week. And so while we had a good contribution from them in April, it's been going down steadily from January, and it will be completely gone in May.

Brian Luter: OK. So I guess they have 60 days to - or 90 days notice they have to give you on the lines?

Gregg Smith: Correct. But the lines are pretty immaterial billing them out.

Brian Luter: Yes, OK. That explains it.

Gregg Smith: That's why I tell you like Q2 was really pretty good. I mean, we're moving along pretty well. It's a big chunk of EBITDA to go away.

Brian Luter: Yes. So you're losing three million in EBITDA, but you're (guiding plat) from Q1, so I mean, you would have hit a phenomenal growth but not for MCI. What kind of expectations do you have for Sprint ads in the quarter?

Gregg Smith: I can't say.

Brian Luter: OK. But is it accurate to say it's not material? It's in line with kind of - OK. How about - I think I'll go back on the queue because I do have a couple of questions but I don't want to monopolize all your time. Thanks.

Operator: And once again ladies and gentlemen, that was star one. We'll go next to a follow-up from Vick Grover, Hoffman Brothers.


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                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 17

Vick Grover: Hey, thanks. I just had a question on - so we expect (Baghdad) to turn back to kind of the, you know, mid to high single digits, maybe 6, 7, 8 percent range in revenues in the next quarter. I'm trying to back out what was the impact of this non-recurring carrier's settlement in the quarter on (Baghdad)?

Gregg Smith: It's probably fair to assume mid to single high digits. I mean, we're still modeling, you know, six, seven percent. It wasn't overly large, the adjustment in the first quarter. It's just, you know, the carrier receipts come in fairly (lumpily) and at certain times, they get - they get dragged out and then they get caught up and I think its safe to model six, seven percent.

Vick Grover: One last question Gregg, kind of at the higher level on the regulatory side. You know, there's a competitor out today saying - and I mean, I get tired of hearing this, but saying that the ((inaudible)) review will come out officially and it'll be much more pro (Arbach) and negative competitors and you know, we dealt with this for about a year heading into this review. And the story remains the same from somebody's pro (Arbach) supporters.

         What are you hearing out there in terms of the SEC's thoughts on (Uni-P) and the potential market share test for (Uni-P) on a state-by-state or ((inaudible)) basis?

Gregg Smith: I haven't heard - you know, probably the key thing is to have a presumption, at least on the consumer side, that (Uni-P) is required and then the bill has to prove that - and I think that's going to be in there no matter what, but the bill has to provide - prove that it's not an impairment. Now the business side, they may not have that and I think this is probably more important on business than it is in the consumer segment.

         You know, we've been hearing the same noise you all have. I think anything is speculation and it seems to be, you know, moving around a little bit.

                                                                           Z-TEL
                                                           Moderator:Sarah Bialk
                                                           05-08-03/9:00 a.m. CT
                                                           Confirmation # 641251
                                                                         Page 18

Vick Grover: Thanks a lot guys.

Operator: And ladies and gentlemen, one final reminder. That was star one.

Gregg Smith: All right. Well, thanks for having us. We'll see you next quarter.

Sarah Bialk: We'd like to thank all of you for joining us today. If you have further questions, please feel free to reach Trey Davis at 813-233-4785 or via e-mail at tdavis@z-tel.com.

         Again, we appreciate your presentation today and look forward to speaking with you again next quarter.

Operator: And once again ladies and gentlemen, that does conclude today's call.
         Thank you for your participation. You may now disconnect at this time.

                                       END